                                                                     EXHIBIT 3.2


                             ARTICLES OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                                       OF

                          SIMMONS FAMILY INCORPORATED


     Pursuant to the provisions of Section 16-10-57, Utah Code Annotated (1953), as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     1. Article III is hereby amended to add the following paragraph which shall read as follows:

     To buy, sell and trade in securities of any nature, including short sales and on margin, and for such purposes may maintain and operate margin accounts with brokers, and may pledge any securities held or purchased by them with such brokers as security for loans and advances made to the Trustees, and to acquire by purchase or otherwise and to retain, so long as they deem advisable, any kind of realty or personal property or undivided interests therein, including common and preferred stock, bonds or other unsecured obligations, options, warrants, interests in limited partnerships, investment trusts and discretionary common trust funds, all without diversification as to kind or amount, without being limited to investments authorized by law for the investment of trust funds, and power to hold or take title to property in the name of a nominee.

     2. The date of the adoption of the foregoing Amendment by the shareholders was February 10, 1998.

     3. The number of shares outstanding is 101,050 and the number of shares entitled to vote on the Amendment is 101,050. All stock of the Corporation is entitled to one (1) vote per share on each matter coming before any meeting of the shareholders.

     4. The number of shares that voted for the Amendment on February 10, 1998, was 96,700 and the number of shares voting against the Amendment was zero (0).

Except as otherwise specifically amended herein the Articles of Incorporation dated June 3, 1977, shall remain in full force.

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DATED this 11th day of February, 1998.

                                        SIMMONS FAMILY INCORPORATED



                                        By: /s/ W. Mack Watkins
                                            ---------------------------------
                                                 Vice President


                                             /s/ David E. Simmons
                                            ---------------------------------
                                                 Secretary



STATE OF UTAH            )
                         : ss.
COUNTY OF SALT LAKE      )


     I, /s/ Sandra M. Stroud     , a Notary Public, hereby certify that on the
        ------------------------
11th day of February, 1988, personally appeared before me, W. MACK WATKINS and DAVID E. SIMMONS, who being first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.



                                            /s/ Sandra M. Stroud
                                            ---------------------------------
                                                 NOTARY PUBLIC


                                        Residing at: Salt Lake Co.
                                                     -------------



My Commission Expires:


January 7, 1991
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